Exhibit 10.2

SEVERANCE COMPENSATION AGREEMENT

This Severance Compensation Agreement (this “Agreement”) is made and entered into as of January 27, 2014 (the “Effective Date”) by and between Kelli Kast-Brown (the “Employee”) and Rare Element Resources, Inc., a Wyoming corporation (the “Company”).

RECITALS

WHEREAS, Employee is the Vice President, General Counsel and Chief Administrative Officer of the Company.

WHEREAS, the Company believes that appropriate steps should be taken to assure the Company and its affiliates of Employee’s continued employment and attention and dedication to duty, and to ensure the availability of Employee’s continued service, notwithstanding the possibility, threat or occurrence of a change in control.

WHEREAS, it is consistent with the Company’s employment practices and policies and in the best interests of the Company, its public parent Rare Element Resources Ltd. (“Limited”), and its shareholders to treat fairly its executive employees whose employment terminates without cause (either before or after a change in control) and to establish up front the terms and conditions of an executive’s separation from employment in such event.

WHEREAS, in order to fulfill the above purposes, the Company and Employee wish to enter into this Agreement, which provides for the payment of severance benefits to Employee under certain circumstances in exchange for the Employee’s release of claims against the Company, Limited, and their respective parents, subsidiaries, and related entities (the “Company Group”) and agreement not to compete with or to solicit the Company Group’s employees or business opportunities for a period of time post-employment.

WHEREAS, upon the effectiveness of this Agreement, the Employee’s existing employment agreement with the Company shall terminate and cease to be of any further force or effect.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein, the parties agree as follows:

1.

Definitions; Construction.

1.1

Definitions.  As used herein, the following words and phrases shall have the following respective meanings unless the context clearly indicates otherwise.

(a)

 Annual Bonus Amount.

(1)

In the event the Date of Termination occurs prior to a Change in Control, the Annual Bonus Amount shall be the average of the actual regular annual cash bonuses paid or payable to Employee with respect to the two fiscal years of the Company immediately preceding the fiscal year in which the Date of Termination occurs (or such lesser number of fiscal years as Employee may have been employed by the Company preceding the fiscal year in which the Date of Termination occurs); provided, however, that in the event the Employee was not employed with the Company prior to the fiscal year in which the Date of Termination occurs, the Annual Bonus Amount shall equal the target bonus amount established for Employee for the fiscal year in which the Date of Termination occurs, or, if none, an amount equal to 20% of Employee’s Base Salary (the target bonus amount or percent of salary described above being the “Assumed Bonus Amount”).

(2)

In the event the Date of Termination occurs following a Change in Control, the Annual Bonus Amount shall be the greater of (i) the Annual Bonus Amount as calculated in Section 1.1(a)(1) above, or (ii) the Assumed Bonus Amount.

(b)

Base Salary.  The Employee’s highest annual base salary in effect during the two-year period immediately preceding the Date of Termination.

(c)

Board.  The Board of Directors of Limited.

(d)

Cause.  Any of the following:

(i)           conviction of a felony or a crime involving fraud or moral turpitude; or

(ii)           theft, material act of dishonesty or fraud, intentional falsification of any employment or Company Group records, or commission of any criminal act which impairs Employee’s ability to perform appropriate employment duties for the Company; or

(iii)           intentional or reckless conduct or gross negligence materially harmful to the Company Group or any successor after a Change in Control, including violation of a non-competition or confidentiality agreement; or

(iv)           willful failure to follow lawful instructions of the person or body to which Employee reports; or

(v)           gross negligence or willful misconduct in the performance of Employee’s assigned duties.  Cause shall not include mere unsatisfactory performance in the achievement of Employee’s job objectives.

 (e)

Change in Control.    The occurrence of any one or more of the following: (i) the accumulation (if over time, in any consecutive twelve (12) month period), whether directly, indirectly, beneficially or of record, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of 50.1% or more of the outstanding common shares of Limited, whether by merger, consolidation, sale or other transfer of shares (other than a merger or consolidation where the shareholders of Limited prior to the merger or consolidation are the holders of a majority of the voting securities of the entity that survives such merger or consolidation), (ii) a sale of all or substantially all of the assets of Limited or (iii) during any period of twelve (12) consecutive months the Incumbent Board (as defined below) ceases for any reason to constitute at least a majority of the Board;  provided, however, that the following acquisitions shall not constitute a Change in Control for the purposes of this Agreement: (A) any acquisitions directly from Limited or from any affiliate of Limited of common shares or securities convertible, exercisable or exchangeable into common shares, or (B) any acquisition of common shares or securities convertible, exercisable or exchangeable into common shares by any employee benefit plan (or related trust) sponsored by or maintained by the Company Group.

(f)

Code.  The Internal Revenue Code of 1986, as amended from time to time.

(g)

Date of Termination.  The date on which the Employee has a Separation from Service from the Company.

(h)

Disability.  A physical or mental illness, injury, or condition that prevents Employee from performing substantially all of Employee’s duties associated with Employee’s position or title with the Company for at least 90 days in a 12-month period.

 (i)

Good Reason.  Without the express written consent of Employee, the occurrence of one of the following arising on or after the date of this Agreement, as determined in a manner consistent with Treasury Regulation Section 1.409A-1(n)(2)(ii):

(i)           a material reduction or change in Employee’s title or job duties, responsibilities and requirements inconsistent with Employee’s position with the Company and Employee’s prior duties, responsibilities and requirements,

(ii)           a material reduction in the Employee’s Base Salary or bonus opportunity unless a proportionate reduction is made to the Base Salary or bonus opportunity of all members of the Company Group’s senior management in accordance with a bona-fide downturn in the Company Group’s business;

(iii)           a change of more than 50 miles in the geographic location at which the Employee primarily performs services for the Company; or

(iv)           any material breach of this Agreement by Company.

In the case of Employee’s allegation of Good Reason, (1) Employee shall provide written notice to the Company of the event alleged to constitute Good Reason within 30 days after the initial occurrence of such event, and (2) the Company shall have the opportunity to remedy the alleged Good Reason event within 30 days from receipt of notice of such allegation.

(j)

Incumbent Board.  The individuals who constitute the Board at the beginning of the twelve (12) month period set forth in Section 1.1(e)(iii) above, and any new director whose election by the Board or nomination for election by Limited’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of such 12-month period or whose election or nomination for election was previously approved in the manner described in this sentence.

(k)

Separation from Service.  A “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code and Treasury Regulation Section 1.409A-1(h).

1.2

Construction.  Wherever appropriate, the singular shall include the plural, the plural shall include the singular, and the masculine shall include the feminine.

2.

Entitlement to Benefits. The Employee shall be entitled to separation benefits as set forth in Section 3 below if the Employee incurs a Separation from Service from the Company that is (a) initiated by the Company for any reason other than Cause, death, or Disability, or (b) initiated by the Employee for Good Reason within 90 days following the expiration of the cure period afforded the Company to rectify the condition giving rise to Good Reason (a “Qualifying Termination”).  If the Employee incurs a Separation from Service for any other reason, the Employee shall not be entitled to any payments or benefits hereunder.

3.

Separation Benefits.  If the Employee incurs a Qualifying Termination, the benefits to which the Employee shall be entitled shall be determined as follows:

3.1

Prior to Change in Control.  If the Qualifying Termination occurs prior to a Change in Control, and the Employee executes the Release in accordance with Section 3.4 below, the Company shall:

(a)

Pay to Employee a severance payment equal to one times the sum of:

(i)

the Employee’s Base Salary, plus

(ii)

the Annual Bonus Amount.

Such amount shall be paid in a lump sum on the sixtieth (60th) day after the Date of Termination.

(b)      In addition, all stock options, restricted stock, restricted stock units, and other equity incentive awards shall become vested as of the date of the Qualifying Termination.

(c)

In addition, provided Employee timely elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay for 12 months following the Date of Termination (or such shorter period as

Employee is entitled to COBRA continuation coverage under the terms of the Company’s insurance policies or plans), the premiums for the coverage elected by Employee.

3.2

On or After a Change in Control.  If the Qualifying Termination occurs on or within twelve (12) months following a Change in Control, and the Employee executes the Release in accordance with Section 3.4 below, the Company shall:

(a)

Pay to Employee a severance payment equal to two times the sum of:

(i)

the Employee’s Base Salary, plus

(ii)

the Annual Bonus Amount, plus

Such amount shall be paid in a lump sum on the sixtieth (60th) day after the Date of Termination.

(b)      In addition, all stock options, restricted stock, restricted stock units, and other equity incentive awards shall become vested as of the date of the Qualifying Termination.

(c)

In addition, provided Employee timely elects continuation coverage under COBRA, the Company shall pay for 12 months following the Date of Termination (or such shorter period as Employee is entitled to COBRA continuation coverage under the terms of the Company’s insurance policies or plans), the premiums for the coverage elected by Employee.

3.3

Additional Benefits.   Nothing in this Agreement shall be deemed to relieve the Company of its obligations under applicable law to pay Employee all salary and other compensation accrued as of the Date of Termination, to reimburse Employee for any business expenses properly incurred by Employee and reimbursable under the Company’s expense reimbursement policies in effect from time to time, and to otherwise provide Employee with any benefits to which Employee may be due under the terms and conditions of any employee benefit plans sponsored by the Company or the Company Group.

3.4

Release.  As a condition precedent to the payment by the Company of the amounts set forth under the Section 3.1 or 3.2, as applicable, the Employee must execute a release in substantially the form attached hereto as Exhibit A (the “Release") within forty-five (45) days following the Date of Termination and not revoke such Release within the subsequent seven (7) day revocation period (if applicable).

4.

Section 280G.

4.1

Best Net After-Tax.  If it is determined that any payment or benefit provided to or for the benefit of the Employee (a “ Payment”), whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, would be subject to the excise tax imposed by Code section 4999 or any interest or penalties with respect to such excise tax (such excise tax together with any such interest and penalties, shall be referred to as the “ Excise Tax”), then a calculation shall first be made under which such payments or benefits provided to the Employee are reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax (the “ 4999 Limit ”).  The Company shall then compare (a) the Employee’s Net After-Tax Benefit (as defined below) assuming application of the 4999 Limit with (b) the Employee’s Net After-Tax Benefit without application of the 4999 Limit.   In the event (a) is greater than (b), the Employee shall receive Payments solely up to the 4999 Limit.  In the event (b) is greater than (a), then the Employee shall be entitled to receive all such Payments, and shall be solely liable for any and all Excise Tax related thereto.   “Net After-Tax Benefit ” shall mean the sum of (i) all payments that the Employee receives or is entitled to receive that are contingent on a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company within the meaning of Code section 280G(b)(2), less (ii) the amount of federal, state, local, employment, and Excise Tax (if any) imposed with respect to such payments.

4.2

Reduction of Payments .  In the event Payments must be reduced pursuant to Section 4.1, the Employee may select the order of reduction; provided , however, that none of the selected Payments may be “nonqualified deferred compensation” subject to Code Section 409A.  In the event the Employee fails to select an order in which Payments are to be reduced, or cannot select such an order without selecting payments that would be “nonqualified deferred compensation” subject to Code Section 409A, the Company shall (to the extent feasible) reduce accelerated equity incentive vesting first (to the extent the value of such accelerated vesting for 280G purposes is not determined pursuant to Treasury Regulation Section 1.280G-1 Q&A 24(c)), followed by cash Payments and in the order in which such payments would be made (with payments made closest to the Change in Control being reduced first), followed by accelerated equity incentive vesting (to the extent the value of such accelerated vesting is determined pursuant to Treasury Regulation Section 1.280G-1 Q&A 24(c)), and followed last by the continued health and welfare benefits set forth, above.

4.3

Performance of Calculations. The calculations in Section 4.1 above shall be made by a certified public accounting firm, executive compensation consulting firm, or law firm designated by the Company in its sole and absolute discretion, and may be determined using reasonable assumptions and approximations concerning applicable taxes and relying on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The costs of performing such calculations shall be borne exclusively by the Company.

5.

Confidential Material and Participant Obligations.

5.1

Confidential Material. The Employee shall not, directly or indirectly, either during the term of employment or thereafter, disclose to anyone (except in the regular course of the Company Group’s business or as required by law), or use in any manner, any information acquired by the Employee during employment by the Company Group with respect to any clients or customers of the Company Group or any confidential, proprietary or secret aspect of the Company Group’s operations or affairs unless such information has become public knowledge other than by reason of actions, direct or indirect, of the Employee. Information subject to the provisions of this paragraph will include, without limitation:

(1)

Names, addresses and other information regarding investors in the Company Group’s or its affiliates’ exploration or mining programs;

(2)

Lists of or information about personnel seeking employment with or who are currently employed by the Company Group;

(3)

Maps, logs, due diligence investigations, exploration prospects, geological information, mining reports and any other information regarding past, planned or possible future leasing, exploration, mining, acquisition or other operations that the Company Group have completed or are investigating or have investigated for possible inclusion in future activities; and

(4)

Any other information or contacts relating to the Company Group’s exploration, mining, development, fund-raising, purchasing, engineering, marketing, merchandising and selling activities.

5.2.

Return of Confidential Material. All maps, logs, data, drawings and other records and written and digital material prepared or compiled by the Employee or furnished to the Employee during the term of employment will be the sole and exclusive property of the Company Group, and none of such material may be retained by the Employee upon termination of employment. The aforementioned materials include materials on the Employee’s personal computer. The Employee shall return to the Company or destroy all such materials on or prior to the Date of Termination. Notwithstanding the foregoing, the Employee will be under no obligation to return or destroy public information.

5.3

Proprietary Information and Work Product.  Employee shall not use or bring to the Company Group any technical information, data, trade  secrets, processes, formulae, inventions or other intellectual property, which are proprietary to any person other than the Company Group. Employee  acknowledges   and  agrees  that  all  proprietary interests including all patent rights, trade secrets and confidential information in and to any product of the Company Group's business (the "Work Product") is the sole and exclusive property of the Company or such other party as the Company may from time to time designate, and Employee hereby assigns to the Company or to such other party as the Company may direct all such rights which it possesses or may possess or is entitled to or which vests or may vest in connection with the Work Product. Employee agrees to execute all such instruments, certificates or documents required by the Company to confirm such ownership and implement such assignment.

5.4

Non-Compete. The Employee shall not, either during the term of employment or for a period of one (1) year thereafter, engage in any Competitive Business (as defined below) within any county or parish or adjacent to any county or parish in which the Company Group owns any rare earth mining or mining interests; provided, however, that the ownership of less than five percent (5%) of the outstanding capital stock of a corporation whose shares are traded on a national securities exchange or on the over-the-counter market shall not be deemed engaging in a Competitive Business. “ Competitive Business ” shall mean typical rare earth exploration and mining activities, including mineral leasing, exploration, mining, or any other business activities that are the same as or similar to the Company Group’s business operations as its business exists on the Date of Termination.

5.5

No Solicitation. The Employee shall not, directly or indirectly, either during the term of employment or for a period of one (1) year thereafter, (i) solicit, directly or indirectly, the services of any person who was an employee of the Company Group, or otherwise induce such employee to terminate or reduce such employment, or (ii) solicit the business of any person who was a client or customer of the Company Group, in each case at any time during the last year of the term of employment. For purposes of this Agreement, the term “person” includes natural persons, corporations, business trusts, associations, sole proprietorships, unincorporated organizations, partnerships, joint ventures, limited liability companies or partnerships, and governments, or any agencies, instrumentalities or political subdivisions thereof.

5.6

Remedies.  The Employee acknowledges and agrees that the Company or Company Group’s remedy at law for a breach or a threatened breach of the provisions herein would be inadequate, and in recognition of this fact, in the event of a breach or threatened breach by the Employee of any of the provisions of this Agreement, it is agreed that the Company or any member of the Company Group will be entitled to equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without posting bond or other security. The Employee acknowledges that the granting of a temporary injunction, a temporary restraining order or other permanent injunction merely prohibiting the Employee from engaging in any business activities would not be an adequate remedy upon breach or threatened breach of this Agreement, and consequently agrees upon any such breach or threatened breach to the granting of injunctive relief prohibiting the Employee from engaging in any activities prohibited by this Agreement. No remedy herein conferred is intended to be exclusive of any other remedy, and each and every such remedy will be cumulative and will be in addition to any other remedy given hereunder now or hereinafter existing at law or in equity or by statute or otherwise.  In addition, in the event of any breach or suspected breach of the provisions of this Section 5, the Company shall have the right to suspend immediately any payments or benefits that may otherwise be due Employee pursuant to this Agreement.

6.

Successor to Company.  This Agreement shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Agreement if no succession had taken place.  In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Agreement, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.  The term “Company,” as used in this Agreement, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this Agreement.

7.

Miscellaneous.

7.1

Full Settlement.  Except as otherwise specifically provided herein, the Company’s obligation to make the payments provided for under this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Employee.  In no event shall the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Employee obtains other employment.

7.2

Employment Status.  This Agreement does not constitute a contract of employment or impose on the Employee or the Company any obligation for the Employee to remain an employee or change the status of the Employee’s employment or the policies of the Company regarding termination of employment.

7.3

Unfunded Agreement Status.  All payments pursuant to the Agreement shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment.  The Employee shall not have under any circumstances any interest in any particular property or assets of the Company as a result of this Agreement.  Notwithstanding the foregoing, the Company may (but shall not be obligated to) create one or more grantor trusts, the assets of which are subject to the claims of the Company’s creditors, to assist it in accumulating funds to pay its obligations under this Agreement.

7.4

Section 409A.

(a)

General.  The payments and benefits provided hereunder are intended to be exempt from or compliant with the requirements of Section 409A of the Code. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company reasonably determines that any payments or benefits hereunder are not either exempt from or compliant with the requirements of Section 409A of the Code, the Company shall have the right to adopt such amendments to this Agreement or adopt such other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that are necessary or appropriate (i) to preserve the intended tax treatment of the payments and benefits provided hereunder, to preserve the economic benefits with respect to such payments and benefits, and/or (ii) to exempt such payments and benefits from Section 409A of the Code or to comply with the requirements of Section 409A of the Code and thereby avoid the application of penalty taxes thereunder; provided, however, that this Section 7.4 does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments, policies or procedures or to take any other such actions or to indemnify the Employee for any failure to do so.

(b)

Exceptions to Apply.  The Company shall apply the exceptions provided in Treasury Regulation Section 1.409A-1(b)(4), Treasury Regulation Section 1.409A-1(b)(9) and all other applicable exceptions or provisions of Code Section 409A to the payments and benefits provided under this Agreement so that, to the maximum extent possible such payments and benefits are not deemed to be “nonqualified deferred compensation” subject to Code Section 409A.  All payments and benefits provided under this Agreement shall be deemed to be separate payments (and any payments made in installments shall be deemed a series of separate payments) for purposes of Code Section 409A.

(c)

Taxable Reimbursements.  To the extent that any payments or reimbursements provided to the Employee are deemed to constitute “nonqualified deferred compensation” subject to Code Section 409A, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred.  The amount of any payments or expense reimbursements that constitute compensation in one year shall not affect the amount of payments or expense reimbursements constituting compensation that are eligible for payment or reimbursement in any subsequent year, and the Employee’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

(d)

Specified Employee.  Notwithstanding anything to the contrary in this Agreement, no compensation or benefits that are “nonqualified deferred compensation” subject to Code Section 409A shall be paid to Employee during the 6-month period following his Separation from Service to the extent that the Company determines that the Employee is a “specified employee” and that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Code Section 409A(a)(2)(B)(i).  If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such 6-month period (or such earlier date upon which such amount can be paid under Code Section 409A without being subject to such additional taxes, including as a result of the Employee’s death), the Company shall pay to the Employee a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Employee during such 6-month period.

7.5

Validity and Severability.  The invalidity or unenforceability of any provision of the Agreement shall not affect the validity or enforceability of any other provision of the Agreement, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

7.6

Governing Law and Jury Trial Waiver.  The validity, interpretation, construction and performance of the Agreement shall in all respects be governed by the laws of Colorado, without reference to principles of conflicts of law. Each of the parties waives, to the fullest extent permitted by applicable law, any right such party may have to a trial by jury in respect of litigation directly or indirectly arising out of, under or in connection with this Agreement and/or Employee’s employment with the Employer and agree any such trial shall be conducted solely in front of an arbitrator as set forth in Section 7.7 below.  Each party certifies that no representative, agent or attorney of either party has represented, expressly or otherwise, that such party would not in the event of litigation, seek to enforce this waiver.

7.7

Arbitration.  Any dispute arising out of or relating to this Agreement, Employee’s employment with Employer, or the termination of that employment or this Agreement shall be resolved by arbitration before a single arbitrator in an arbitration held in Denver, Colorado, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association.  The parties shall mutually agree on an arbitrator and, in the absence of such agreement, each party shall select one arbitrator, and the two arbitrators shall select the single arbitrator to hear the dispute.  Judgment upon the award rendered by the arbitrator may be entered in the District Court for the City and County of Denver, Colorado or in federal court in Denver, Colorado.  The arbitrator’s award may be reviewed by a court of competent jurisdiction only to the extent permitted by C.R.S. § 13-22-223, 9 U.S.C. § 10 or 9 U.S.C. § 11, as applicable.  Notwithstanding the provisions of this Section 7.7, Employer may, at its option, bring a court action to enjoin any violation of the confidentiality or restrictive covenants in this Agreement, including, without limitation, those set forth in Section 5.  In the event that either party retains or employs an attorney to bring litigation and/or arbitration against the other party to enforce this Agreement, the prevailing party in such litigation and/or arbitration, if any, shall be entitled to an award of reasonable attorneys’ fees and costs from the other party.

7.8

Withholding.  All payments to the Employee in accordance with the provisions of this Agreement shall be subject to applicable withholding of local, state, federal and foreign taxes, as determined in the sole discretion of the Company.

7.9

Clawback.  Employee agrees to be bound by the provisions of any recoupment or “clawback” policy that the Company or Limited may adopt from time to time that by its terms is applicable to Employee, or by any recoupment or “clawback” that is otherwise required by law or the listing standards of any exchange on which the Company’s common stock is then traded, including the “clawback” required by Section 954 of the Dodd-Frank Act.

7.10

Indemnification.

(a)

Corporate Acts. In Employee’s capacity as a director, manager, officer, or employee of the Company or serving or having served any other entity as a director, manager, officer, or employee at the Company’s request, Employee shall be indemnified and held harmless by the Company to the fullest extent allowed by law, the Company’s Articles or Certificate of Incorporation and Bylaws, from and against any and all losses, claims, damages, liabilities, expenses (including legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which Employee may be involved, or threatened to be involved, as a party or otherwise by reason of Employee’s status, which relate to or arise out of the Company or such other entities, assets, business or affairs, if in each of the foregoing cases, (i) Employee acted in good faith and in a manner Employee believed to be in the best interests of the Company, and, with respect to any criminal proceeding, had no reasonable cause to believe Employee’s conduct was unlawful, and (ii) Employee’s conduct did not constitute gross negligence or willful or wanton misconduct. The Company shall advance all reasonable expenses incurred by Employee in connection with the investigation, defense, settlement or appeal of any civil or criminal action or proceeding referenced in this Section, including but not necessarily limited to, reasonable fees of legal counsel, expert witnesses or other litigation-related expenses.

(b)

Directors & Officers Insurance. During the Employee’s term of employment and thereafter for a period of either (i) 6 years after the Employee’s employment terminates, or (ii) the end of the Directors & Officers Insurance or indemnification policies remain in effect as renewed from time to time, whichever is shorter; Employee shall be entitled to coverage under the Company’s directors and officers liability insurance policy and any other insurance policy providing coverage to directors or officers of the Company, subject to the terms of such policies, in effect at any time in the future to no lesser extent than any other officers or directors of the Company.

7.11

Survival of Provisions.  Notwithstanding anything herein to the contrary, the provisions of Sections 4, 5, 6 and 7 of this Agreement shall survive the expiration of this Agreement and the termination of the employment Term for any reason.

7.12

Termination of Employment Agreement.  The parties agree that the existing employment agreement between Employee and the Company, dated July 2, 2012, shall terminate and cease to be of any force or effect as of the Effective Date of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Severance Compensation Agreement as of the date first above written.

THE COMPANY

Rare Element Resources, Inc.

          /s/ Randall J. Scott

By:_________________________________

Name: Randall J. Scott
Title: Chief Executive Officer and President

EMPLOYEE

/s/ Kelli Kast-Brown

Kelli Kast Brown

EXHIBIT A

GENERAL RELEASE OF CLAIMS

This General Release (this “Release”) is entered into as of this ____ day of ____________, 20__, by and between ________________ (the “Employee”) and Rare Element Resources, Inc.  (the “Company”) (collectively, the “Parties”).

WHEREAS, the Employee is a party to that certain Severance Compensation Agreement, dated __________________, 2014 (the “Agreement”), governing the terms and conditions applicable to the Employee’s termination of employment under certain circumstances;

WHEREAS, pursuant to the terms of the Agreement, the Company has agreed to provide the Employee certain benefits and payments under the terms and conditions specified therein, provided that the Employee has executed and not revoked a general release of claims in favor of the Company and certain of its affiliates and related parties;

WHEREAS, the Employee’s employment with the Company is being terminated effective __________ __, 20__; and

WHEREAS, the Parties wish to terminate their relationship amicably and to resolve, fully and finally, all actual and potential claims and disputes relating to the Employee’s employment with and termination from the Company and all other relationships between the Employee and the Company, up to and including the date of execution of this Release.

NOW, THEREFORE, in consideration of these recitals above and the promises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are expressly acknowledged, the Parties, intending to be legally bound, agree as follows:

1.

Termination of Employee.  The Employee’s employment with the Company shall terminate on __________ __, 20__ (the “Termination Date”).

2.

Severance Benefits.  Pursuant to the terms of the Agreement, and in consideration of the Employee’s release of claims and the other covenants and agreements contained herein and therein, and provided that the Employee has signed this Release and delivered it to the Company and has not exercised any revocation rights as provided in Section 6 below, the Company shall provide the severance benefits described in Section 3.[1][2] of the Agreement (the “Benefits”) in the time and manner provided therein; provided, however, that the Company’s obligations will be excused if the Employee breaches any of the provisions of the Agreement, including, without limitation, Section 6 thereof. The Employee acknowledges and agrees that the Benefits constitute consideration beyond that which, but for the mutual covenants set forth in this Release and the covenants contained in the Agreement, the Company otherwise would not be obligated to provide, nor would the Employee otherwise be entitled to receive.

3.

Effective Date.  Provided that it has not been revoked pursuant to Section 6 hereof, this Release will become effective on the eighth (8th) day after the date of its execution by the Employee (the “Effective Date”).

4.

 Effect of Revocation.  The Employee acknowledges and agrees that if the Employee revokes this Release pursuant to Section 6 hereof, the Employee will have no right to receive the Benefits.

5.

General Release.  In consideration of the Company’s obligations, the Employee hereby releases, acquits and forever discharges the Company and each of its parent, subsidiaries and affiliates and each of their respective officers, employees, directors, successors and assigns (collectively, the “Released Parties”) from any and all claims, actions or causes of action in any way related to his employment with the Company or the termination thereof, whether arising from tort, statute or contract, including, but not limited to, claims of defamation, claims arising under the Employee Retirement Income Security Act of 1974, as amended, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Family and Medical Leave Act, the discrimination and wage payment laws of any state, and any other federal, state or local statutes or ordinances of the United States, it being the Employee’s intention and the intention of the Company to make this release as broad and as general as the law permits. The Employee understands that this Release does not waive any rights or claims that may arise after his execution of it and does not apply to claims arising under the terms of the Agreement with respect to payments the Employee may be owed pursuant to the terms thereof.

6.

Review and Revocation Period.  The Employee acknowledges that the Company has advised the Employee that the Employee may consult with an attorney of the Employee’s own choosing (and at the Employee’s expense) prior to signing this Release and that the Employee has been given at least forty-five (45) days during which to consider the provisions of this Release, although the Employee may sign and return it sooner. The Employee further acknowledges that the Employee has been advised by the Company that after executing this Release, the Employee will have seven (7) days to revoke this Release, and that this Release shall not become effective or enforceable until such seven (7) day revocation period has expired. The Employee acknowledges and agrees that if the Employee wishes to revoke this Release, the Employee must do so in writing, and that such revocation must be signed by the Employee and received by the Secretary of the Corporation or Chairman of the Board of the Company (the “Board”) no later than 5:00 p.m. Pacific Time on the seventh (7th) day after the Employee has executed this Release. The Employee further acknowledges and agrees that, in the event that the Employee revokes this Release, the Employee will have no right to receive any benefits hereunder, including the Benefits. The Employee represents that the Employee has read this Release and understands its terms and enters into this Release freely, voluntarily and without coercion.

7.

Confidentiality, Non-Compete and Non-Solicitation.  The Employee reaffirms Employee’s commitments in Section 5 of the Agreement.

8.

Cooperation in Litigation.  At the Company’s reasonable request, the Employee shall use good faith efforts to cooperate with the Company, its affiliates, and each of its and their respective attorneys or other legal representatives (“Attorneys ”) in connection with any claim, litigation or judicial or arbitral proceeding which is material to the Company or its affiliates and is now pending or may hereinafter be brought against the Released Parties by any third party; provided, that, the Employee’s cooperation is essential to the Company’s case. The Employee’s duty of cooperation will include, but not be limited to: (a) meeting with the Company’s and/or its affiliates’ Attorneys by telephone or in person at mutually convenient times and places in order to state truthfully the Employee’s knowledge of matters at issue and recollection of events; (b) appearing at the Company’s, its affiliates’ and/or their Attorneys’ request (and, to the extent possible, at a time convenient to the Employee that does not conflict with the needs or requirements of the Employee’s then-current employer) as a witness at depositions or trials, without necessity of a subpoena, in order to state truthfully the Employee’s knowledge of matters at issue; and (c) signing at the Company’s, its affiliates’ and/or their Attorneys’ request, declarations or affidavits that truthfully state matters of which the Employee has knowledge. The Company shall reimburse the Employee for the reasonable expenses incurred by him in the course of his cooperation hereunder and shall pay to the Employee per diem compensation in an amount equal to the daily prorated portion of the Employee’s base salary immediately prior to the Termination Date. The obligations set forth in this Section 8 shall survive any termination or revocation of this Release.

9.

Non-Admission of Liability.  Nothing in this Release will be construed as an admission of liability by the Employee or the Released Parties; rather, the Employee and the Released Parties are resolving all matters arising out of the employer-employee relationship between the Employee and the Company and all other relationships between the Employee and the Released Parties.

10.

Nondisparagement.  The Employee agrees not to make negative comments or otherwise disparage the Company or its officers, directors, employees, shareholders or agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation. The Company agrees that the members of the Company’s board and officers of the Company as of the date hereof will not, while employed by the Company or serving as a director of the Company, as the case may be, make negative comments about the Employee or otherwise disparage the Employee in any manner that is likely to be harmful to the Employee’s business or personal reputation. The foregoing shall not be violated by truthful statements in response to legal process or required governmental testimony or filings, and the foregoing limitation on the Company’s directors and officers will not be violated by statements that they in good faith believe are necessary or appropriate to make in connection with performing their duties for or on behalf of the Company.

11.

Binding Effect.  This Release will be binding upon the Parties and their respective heirs, administrators, representatives, executors, successors and assigns, and will inure to the benefit of the Parties and their respective heirs, administrators, representatives, executors, successors and assigns.

12.

Governing Law.  This Release will be governed by and construed and enforced in accordance with the laws of Colorado applicable to agreements negotiated, entered into and wholly to be performed therein, without regard to its conflicts of law or choice of law provisions which would result in the application of the law of any other jurisdiction.

13.

Severability.  Each of the respective rights and obligations of the Parties hereunder will be deemed independent and may be enforced independently irrespective of any of the other rights and obligations set forth herein. If any provision of this Release should be held illegal or invalid, such illegality or invalidity will not affect in any way other provisions hereof, all of which will continue, nevertheless, in full force and effect.

14.

Counterparts.  This Release may be signed in counterparts. Each counterpart will be deemed to be an original, but together all such counterparts will be deemed a single agreement.

15.

Entire Agreement; Modification.  This Release constitutes the entire understanding between the Parties with respect to the subject matter hereof and may not be modified without the express written consent of both Parties. This Release supersedes all prior written and/or oral and all contemporaneous oral agreements, understandings and negotiations regarding its subject matter. This Release may not be modified or canceled in any manner except by a writing signed by both Parties.

16.

Acceptance.  The Employee may confirm acceptance of the terms and conditions of this Release by signing and returning two (2) original copies of this Release to the Secretary or the Chairman of the Board, no later than 5:00 p.m. Pacific Time forty five (45) days after the Employee’s Termination Date.

THE EMPLOYEE ACKNOWLEDGES AND REPRESENTS THAT THE EMPLOYEE HAS FULLY AND CAREFULLY READ THIS RELEASE PRIOR TO SIGNING IT AND UNDERSTANDS ITS TERMS. THE EMPLOYEE FURTHER ACKNOWLEDGES AND AGREES THAT THE EMPLOYEE HAS BEEN, OR HAS HAD THE OPPORTUNITY TO BE, ADVISED BY INDEPENDENT LEGAL COUNSEL OF THE EMPLOYEE’S OWN CHOICE AS TO THE LEGAL EFFECT AND MEANING OF EACH OF THE TERMS AND CONDITIONS OF THIS RELEASE, AND IS ENTERING INTO THIS RELEASE FREELY AND VOLUNTARILY AND NOT IN RELIANCE ON ANY PROMISES OR REPRESENTATIONS OTHER THAN AS SET FORTH IN THIS RELEASE.

IN WITNESS WHEREOF, the Company and the Employee have duly executed this Release as of the date first above written.

COMPANY

Rare Element Resource, Inc.

By:

Name:
Title:

EMPLOYEE